Exhibit 97

ALIGNMENT HEALTHCARE, INC.

CLAWBACK POLICY

Alignment Healthcare, Inc. (the “Company”) has adopted this Policy in accordance with the listing requirements of the Nasdaq Stock Exchange (the “Exchange”) and Rule 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers (each as defined below).

A.
Application of Policy

This Policy applies in the event of any accounting restatement due to the Company’s material non-compliance with financial reporting requirements under applicable securities laws, in accordance with Rule 10D, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (any such restatement, a “Restatement”). This Policy shall apply to Incentive-Based Compensation (as defined below) received on or after October 2, 2023 (the “Effective Date”). Each Executive Officer is required to sign and return to the Company the acknowledgement form attached to this Policy pursuant to which such Executive Officer will agree to be bound by, and to abide by, the terms of this Policy (“Acknowledgement Form”). Notwithstanding the foregoing, this Policy shall be fully enforceable regardless of whether such Acknowledgement Form is executed.

B.
Executive Officers Subject to the Policy

This Policy applies to each individual who is currently or was previously an “executive officer” (as defined under Rule 10D) of the Company (the “Executive Officers”). This includes the Company’s current or former principal executive officer, president, principal financial officer, chief accounting officer or controller, any vice-president of the Company in charge of a principal business unit, division or function, and any other current or former officer or person who performs a significant policy-making function for the Company, including executive officers of Company subsidiaries or the Company’s parent. All of the Executive Officers are subject to this Policy, even if an Executive Officer had no responsibility for the financial statement errors which required restatement.

C.
Compensation Subject to and Clawback Period of the Policy

This Policy covers all compensation (including any cash or equity compensation) that is granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure (“Incentive-Based Compensation”). This Policy applies to any Incentive-Based Compensation

“received” by an Executive Officer during the period (the “Clawback Period”) consisting of any of the three fiscal completed years immediately preceding:

•
the date that the Company’s Board of Directors (the “Board”) (or Audit Committee) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or
•
the date that a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such financial information (including non-GAAP measures, stock price and total shareholder return). For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the fiscal period during which the applicable financial reporting measure (as specified in the terms of the award) is attained (the “Performance Period”), regardless of whether the payment or grant occurs before or after the end of that fiscal period. For the avoidance of doubt, the Clawback Period with respect to an Executive Officer applies to Incentive-Based Compensation received by the Executive Officer (a) after beginning services as an Executive Officer (including compensation derived from an award authorized before the individual is newly hired as an Executive Officer, e.g. inducement grants), (b) if that person served as an Executive Officer at any time during the Performance Period for such Incentive-Based Compensation and (c) while the Company had a class of securities listed on a national securities exchange or a national securities association.

For the avoidance of doubt, Incentive-Based Compensation does not include (i) base annual salary, (ii) compensation which is awarded based solely on service to the Company (e.g., a time-vested award, including time-vesting stock options or restricted share units), or (iii) compensation which is awarded based solely on subjective standards, strategic measures (e.g., completion of a merger) or operational measures (e.g., attainment of a certain market share).

D.
Amount Required to be Repaid Pursuant to this Policy

The amount of Incentive-Based Compensation that must be repaid (subject to the few limitations discussed below) is the amount of Incentive-Based Compensation received by the Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Restatement (the “Recoverable Amount”). Applying this definition, after a Restatement, the Company will recalculate the applicable Financial Reporting Measure and the Recoverable Amount in accordance with SEC and Exchange rules. The Company will determine whether, based on that Financial Reporting Measure as calculated relying on the original financial statements, an Executive Officer received a greater amount of

Incentive-Based Compensation than would have been received applying the recalculated Financial Reporting Measure. Where Incentive-Based Compensation is based only in part on the achievement of a Financial Reporting Measure performance goal, the Company will determine the portion of the original Incentive-Based Compensation based on or derived from the Financial Reporting Measure which was restated and will recalculate the affected portion based on the Financial Reporting Measure as restated to determine the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the Restatement. The Recoverable Amounts will be calculated on a pre-tax basis to ensure that the Company recovers the full amount of Incentive-Based Compensation that was erroneously awarded.

In no event shall the Company be required to award Executive Officers an additional payment if the restated or accurate financial results would have resulted in a higher amount of Incentive-Based Compensation.

If equity compensation is recoverable due to being granted to the Executive Officer (when the accounting results were the reason the equity compensation was granted) or vested by the Executive Officer (when the accounting results were the reason the equity compensation was vested), in each case in the Clawback Period, the Company will recover the excess portion of the equity award that would not have been granted or vested based on the Restatement, as follows:

•
if the equity award is still outstanding, the Executive Officer will forfeit the excess portion of the award;
•
if the equity award has been exercised or settled into shares (the “Underlying Shares”), and the Executive Officer still holds the Underlying Shares, the Company will recover the number of Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares); and
•
if the Underlying Shares have been sold by the Executive Officer, the Company will recover the proceeds received by the Executive Officer from the sale of the Underlying Shares relating to the excess portion of the award (less any exercise price paid for the Underlying Shares).

For Incentive-Based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement:

•
The amount to be repaid or returned shall be determined by the Board (or its applicable committee) based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
•
The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the Exchange.

The Board (or its applicable committee) will take such action as it deems appropriate, in its sole and absolute discretion, reasonably promptly to recover the Recoverable Amount, unless a majority of the independent members of the Board (or, if composed of independent directors, the Compensation Committee) determines that it would be impracticable to recover such amount because (1) the Company has made a reasonable and documented attempt to recover the Recoverable Amount and has determined that the direct costs of enforcing recovery would exceed the Recoverable Amount, or (2) recovery would, based on an opinion of counsel, likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

To the extent that an Executive Officer fails to repay any Recoverable Amount to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Recoverable Amount from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Recoverable Amount in accordance with the immediately preceding sentence.

E.
Additional Clawback Required by Section 304 of the Sarbanes-Oxley Act of 2002

In addition to the provisions described above, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, the Chief Executive Officer and Chief Financial Officer (at the time the financial document embodying such financial reporting requirement was originally issued) shall reimburse the Company for:

•
any bonus or other incentive-based or equity-based compensation received from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of such financial document; and
•
any profits realized from the sale of securities of the Company during that 12-month period.

F.
Crediting of Recovery Amounts

To the extent that subsections A, B, C and D of this Policy (the “Rule 10D-1 Clawback Requirements”) would provide for recovery of Incentive-Based Compensation recoverable by the Company pursuant to Section 304 of the Sarbanes-Oxley Act, in accordance with subsection E of this Policy (the “Sarbanes-Oxley Clawback Requirements”), and/or any other recovery obligations (including pursuant to employment agreements, or plan awards), the amount such Executive Officer has already reimbursed the Company shall be credited to the required recovery under the Rule 10D-1 Clawback Requirements. Recovery pursuant to the Rule 10D-1 Clawback Requirements does not preclude recovery under the Sarbanes-Oxley Clawback Requirements, to the extent any applicable amounts have not been reimbursed to the Company.

G.
General Provisions

This Policy may be amended by the Board or its applicable committee from time to time. Changes to this Policy will be communicated to all persons to whom this Policy applies.

The Company will not indemnify or provide insurance to cover any repayment of Incentive-Based Compensation in accordance with this Policy or any claims relating to the Company’s enforcement of its rights under this Policy.

The provisions of this Policy apply to the fullest extent of the law; provided however, to the extent that any provisions of this Policy are found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Executive Officer that is required pursuant to any other statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of this Policy). Nothing in this Policy in any way detracts from or limits any obligation that those subject to it have in law or pursuant to a management, employment, consulting, equity award or other plan or agreement with the Company or any of its subsidiaries. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy.

All determinations and decisions made by the Board (or any committee thereof) pursuant to the provisions of this Policy shall be final, conclusive and binding on the Company, its subsidiaries and the persons to whom this Policy applies. Executive Officers are required to acknowledge that they have read this Policy annually. If you have questions about the interpretation of this Policy, please contact Christopher Joyce, Chief Legal and Administrative Officer.

Exhibit 97

Clawback Policy

Acknowledgment Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Alignment Healthcare, Inc.’s Clawback Policy, as may be amended from time to time (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form have the meaning set forth in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy both during and after the undersigned’s employment with the Company and that the terms of the Policy are hereby incorporated by reference in any agreement, plan or arrangement providing for payment of Incentive-Based Compensation to any Executive Officer. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning or repaying any Recoverable Amount to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Printed Name

Dated